EXHIBIT 10.41

WRITTEN DESCRIPTION OF DIRECTORS FEES
PURSUANT TO ITEM 601(b)(10)(iii)(A) OF REGULATION S-K

Each non-employee member of the Board of Directors of Mentor Corporation receives a quarterly fee of $12,500, equaling a total annual fee of $50,000.  Effective June 1, 2005, the Chairman of the Board, who is a non-employee Director, receives a quarterly fee of $37,500, for a total annual fee of $150,000.  The Chairperson of the audit committee receives an additional $5,000 per year; bringing the total annual fee for the Chairperson to $55,000.  In addition, under the Company's amended 2000 Long-Term Incentive Plan, each non-employee member of the Board of Directors is eligible to receive options to purchase shares of the Company's common stock.